Filed Pursuant to Rule 424(b)(2)
Registration No. 333-210094

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 11, 2016)

Trinity Acquisition plc

$            % Senior Notes due 20

$            % Senior Notes due 20

Trinity Acquisition plc (the “Issuer”) will issue $             million aggregate principal amount of senior notes that will mature on             , 20         and bear interest at     % per annum (the “20     Notes”) and $             million aggregate principal amount of senior notes that will mature on             , 20     and bear interest at     % per annum (the “20     Notes” and together with the 20     Notes, the “Notes”).

Interest on the Notes is payable semi-annually in arrears on              and              of each year beginning on             , 2016. The Notes will rank equally with all existing and future unsecured, unsubordinated indebtedness of the Issuer.

The Notes may be redeemed at the option of the Issuer in whole at any time or in part from time to time at the applicable redemption prices specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, up to the redemption date. As described under “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event,” if Willis Towers Watson Public Limited Company experiences a change of control and a ratings decline, the Issuer will be required to offer to purchase the Notes from holders unless we have previously redeemed the Notes.

Payment of the principal of and interest on the Notes is fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 4 of the accompanying prospectus.

We intend to apply to list the Notes on the Channel Islands Securities Exchange (“CISX”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note		Per 20 Note		Total
Public offering price(1)		%		%	$
Underwriting discount		%		%	$
Proceeds to Trinity Acquisition plc (before expenses)		%		%	$

(1)	Plus accrued interest, if any, from , 2016.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme on or about             , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	SunTrust Robinson Humphrey
Barclays		Wells Fargo Securities

Financial Advisor

Willis Capital Markets & Advisory

, 2016

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Notes. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference is accurate only as of their respective dates.

We and the underwriters are not making an offer to sell the Notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

All references to “we,” “our,” “us,” the “Company,” “Willis,” “WTW,” “Willis Towers Watson” and the “Willis Towers Watson Group” in this prospectus supplement are to Willis Towers Watson Public Limited Company and its consolidated subsidiaries. All references to “Parent” are to Willis Towers Watson Public Limited Company and not to any of its subsidiaries. All references to the “Issuer” and “Trinity Acquisition plc” in this prospectus supplement refer only to Trinity Acquisition plc and not to any of its subsidiaries. All references to “Legacy Willis” are to Willis Group Holdings Public Limited Company, prior to the Merger (as defined herein).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, the benefits of the business combination transaction involving Towers Watson & Co. (“Towers Watson”) and the Company (prior to such business combination), including the combined company’s future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use the words such as

“anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	consolidation in or conditions affecting the industries in which we operate;

•	any changes in the regulatory environment in which we operate;

•	the ability to successfully manage ongoing organizational changes;

•

our ability to successfully integrate the Towers Watson, Gras Savoye & Cie (“Gras Savoye”) and Legacy Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings;

•	the potential impact of the Merger on relationships, including with employees, suppliers, customers and competitors;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	compliance with extensive government regulation;

•	our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses;

•	expectations, intentions and outcomes relating to outstanding litigation;

•	the risk we would be required to increase our financial provision on the Stanford Financial Group (“Stanford”) litigation;

•	the risk of material adverse outcomes on existing litigation matters, including without limitation the Stanford litigation;

•	the diversion of time and attention of our management team while the Merger is being integrated;

•	the federal income tax consequences of the Merger and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates;

•

our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•	the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected;

•	our ability to retain and hire key personnel;

•	a decline in defined benefit pension plans;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	failure to protect client data or breaches of information systems;

•	reputational damage;

•	disasters or business continuity problems;

•	doing business internationally, including the impact of exchange rates;

•	clients choosing to reduce or terminate the services provided by us;

•	fluctuation in revenues against our relatively fixed expenses;

•	management of client engagements;

•	technological change;

•	the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	increases in the price, or difficulty of obtaining, insurance;

•	fluctuations in our pension liabilities;

•	loss of, failure to maintain, or dependence on certain relationships with insurance carriers;

•	changes and developments in the United States healthcare system;

•	the availability of tax-advantaged consumer-directed benefits to employers and employees;

•	reliance on third party services;

•	our holding company structure;

•	changes in accounting estimates and assumptions; and

•	changes in the market price of our shares.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Companies

Willis Towers Watson Group is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Willis Towers Watson Group has approximately 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

We bring together professionals from around the world—experts in their areas of specialty—to deliver the perspectives that give organizations a clear path forward. We do this by offering risk management, insurance broking, consulting, technology and solutions and private exchanges.

In our capacity as risk advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance with insurance carriers through our global distribution network. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analysis), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account.

In our capacity as a group employee benefits advisor, we provide multiple options on a global basis for large national, regional and global clients to meet their needs for consistency across jurisdictions. Through our group exchanges, unique arrangements with global and regional carriers and individual client assignments, our Health & Benefits unit brings a deep understanding of client priorities, issues, challenges and opportunities to every client assignment and takes a balanced approach to four key drivers: Financial/Cost Management, Employee Appreciation, Resource Management and Global Governance and Oversight.

In our capacity as a consultant, technology and solutions and private exchange company, we help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We focus on delivering consulting services that help organizations anticipate, identify and capitalize on emerging opportunities in human capital management as well as investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals. We operate the largest private Medicare exchange in the United States. Through this exchange, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with retiree healthcare benefits.

We derive the majority of our revenue from commissions and fees for brokerage and consulting services. We do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. No single client represented a significant concentration of our consolidated revenues for any of our three most recent fiscal years.

We and our colleagues serve a diverse base of clients ranging in size from large, major multinational corporations to middle-market companies in a variety of industries, public institutions, and individual clients. Many of our client relationships span decades. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries.

We believe we are one of only a few global advisory, broking and solutions companies in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global needs of many of our clients.

Willis Towers Watson Public Limited Company is the ultimate holding company for the Willis Towers Watson Group. Willis Towers Watson Public Limited Company was incorporated in Ireland on September 24, 2009 under the name Willis Group Holdings Public Limited Company, as a public limited company, for the sole purpose of redomiciling the ultimate parent company from Bermuda to Ireland. On June 29, 2015, Willis Group Holdings Public Limited Company entered into an Agreement and Plan of Merger with Towers Watson. and Citadel Merger Sub, Inc., pursuant to which Towers Watson became a subsidiary of Willis Group Holdings Public Limited Company (the “Merger”). The Merger was completed on January 4, 2016 and in connection with the Merger, Willis Group Holdings Public Limited Company changed its name to “Willis Towers Watson Public Limited Company.”

Each of Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Limited, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, WTW Bermuda Holdings Ltd., which was incorporated in Bermuda on August 26, 2015, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

The Merger

On January 4, 2016, pursuant to the previously announced Agreement and Plan of Merger, dated June 29, 2015, as amended on November 19, 2015 (the “Merger Agreement”), between Legacy Willis, Towers Watson, and Citadel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Legacy Willis formed for the purpose of facilitating this transaction (“Merger Sub”), Merger Sub merged with and into Towers Watson, with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis.

Immediately following the Merger, Legacy Willis effected (i) a consolidation (i.e., a reverse stock split under Irish law) of Willis ordinary shares whereby every 2.6490 Legacy Willis ordinary shares, $0.000115 nominal value per share, were consolidated into one Willis ordinary share, $0.000304635 nominal value per share, (the “Consolidation”) and (ii) an amendment to its Constitution and other organizational documents to change its name from Willis Group Holdings Public Limited Company to Willis Towers Watson Public Limited Company.

Upon the closing of the Merger, (i) Towers Watson common stock, which was previously traded under the ticker symbol “TW” on the NASDAQ Global Select Market (the “NASDAQ”), ceased trading and was delisted from the NASDAQ after the close of trading on January 4, 2016 and (ii) Willis ordinary shares began trading on the NASDAQ exchange under the symbol ‘WLTW’ on January 5, 2016.

Corporate Structure

The following chart summarizes certain relevant aspects of our corporate structure relating to our current outstanding indebtedness and the notes being offered hereby.

Note: Simplified organization structure that may exclude some intermediate holding companies and intercompany, internal debt. Amounts shown for our debt securities represent the amount issued.

(1) Represents $500 million of 5.750% senior notes due 2021. The Willis Towers Watson Debt Securities are guaranteed by Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(2) Represents $250 million of 4.625% Senior Notes due 2023 and $275 million of 6.125% Senior Notes due 2043. The Trinity Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(3) Represents $1,081 million senior credit facilities consisting of (i) an $800 million senior revolving credit facility expiring July 2018, of which $661 million is outstanding as of March 17, 2016 (which includes amounts drawn to repay our 4.125% senior notes due 2016) and (ii) a $281 million senior term loan facility expiring July 2018, of which $240 million is currently outstanding. The Parent Credit Facilities are guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis North America Inc., Willis Group Limited, WTW Bermuda Holdings Ltd. and Willis Towers Watson Sub Holdings Limited. See “Description of Other Debt—Credit Facilities.”

(4) Represents (i) €550 million in tranche A term loans and (ii) $400 million in tranche B term loans expiring December 2016. The Parent Bridge Loan Facility is guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis North America Inc., Willis Group Limited, WTW Bermuda Holdings Ltd. and Willis Towers Watson Sub Holdings Limited. See “Description of Other Debt—Credit Facilities.”

(5) Represent $600 million of 6.200% senior notes due 2017 and $300 million of 7.000% senior notes due 2019. The Willis North America Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited. See “Description of Other Debt—Senior Debt Securities.”

(6) Represents a $400 million revolving note facility with availability expiring April 2016 and the aggregated unpaid principal amount of all outstanding advances to be repaid April 2017. The WSI Credit Facility is guaranteed by Willis Towers Watson Public Company Limited, Trinity Acquisition plc, Willis North America Inc., Willis Netherlands Holdings B.V., TA I Limited, Willis Group Limited, Willis Investment UK Holdings Limited, Willis Towers Watson Sub Holdings Limited and WTW Bermuda Holdings Ltd. See “Description of Other Debt—Credit Facilities.”

(7) Represents 4-year $340 million term loan facility expiring November 2019 that is guaranteed by all existing subsidiaries of Towers Watson Delaware Inc. (none of the entities shown). See “Description of Other Debt—Credit Facilities.”

(8)	Formerly Towers Watson.

THE OFFERING

Issuer	Trinity Acquisition plc

Notes Offered	$ aggregate principal amount of senior notes due 20 ; and

$ aggregate principal amount of senior notes due 20 .

Interest Rate	The 20 Notes will bear an interest rate equal to % per annum and the 20 Notes will bear an interest rate equal to % per annum.

Interest Payment Dates	Interest on the Notes is payable on and of each year, beginning on , 2016.

Maturity	The 20 Notes will mature on , 20 , and the 20 Notes will mature on , 20 .

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be senior unsubordinated unsecured obligations of Trinity Acquisition plc and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc., and will:

•

rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, including the 4.625% senior notes due 2023 and the 6.125% senior notes due 2043 (the “Trinity Debt Securities”);

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors (as defined below), including the 6.200% senior notes due 2017, the 7.000% senior notes due 2019 and the 5.750% senior notes due 2021 (collectively with the Trinity Debt Securities and the Willis North America Debt Securities (as defined herein), the “Willis Towers Watson Group Debt Securities”) and any debt under the Credit Facilities (as defined herein);

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of December 31, 2015, on a pro forma basis for the Merger, and after giving effect to the draw-down of $306 million under our Parent Revolving Credit Facility and the related repayment of our 4.125% senior notes due 2016 (and accrued interest thereon) and this offering and the application of the net proceeds therefrom, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $ million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of December 31, 2015, the non-guarantor subsidiaries of Parent had $79 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the year ended December 31, 2015, the non-guarantor subsidiaries of Parent represented substantially all of the total assets of the Willis Towers Watson Group prior to consolidating adjustments, in our Current Report on Form 8-K filed on March 10, 2016, which is incorporated by reference in this prospectus supplement, and accounted for substantially all of the total revenue of the Willis Towers Watson Group.

For more information on the ranking of the Notes, see “Description of Notes—Ranking.”

Guarantees	Payment of principal, premium, if any, and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc. (the “Guarantors”). Each guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

equal in ranking with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities, and such Guarantor’s guarantee under the Credit Facilities;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

For more information on the guarantee of the Notes, see “Description of Notes—Guarantees.”

Additional Amounts	Any payments made by or on behalf of the Issuer or any Guarantor with respect to the Notes or any Guarantee of the Notes will be made without withholding or deduction for taxes in any relevant taxing jurisdiction unless required by law. If we are required by law to withhold or deduct for such taxes with respect to a payment to the holders of the Notes, we will pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Early Redemption for Tax Reasons	In the event of certain changes affecting taxation, the Issuer may redeem the Notes in whole, but not in part, at any time upon proper notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Early Redemption for Tax Reasons.”

Redemption	Prior to , 20 (the date that is months prior to the scheduled maturity date for the 20 Notes), we may, at our option, redeem the 20 Notes, in whole at any time or in part from time to time, at a price equal to the greater of the principal amount of the 20 Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after , 20 (the date that is months prior to the scheduled maturity date for the 20 Notes), we may, at our option, redeem the 20 Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 20 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Prior to , 20 (the date that is months prior to the scheduled maturity date for the 20 Notes), we may, at our option, redeem the 20 Notes, in whole at any time or in part from time to time, at a price equal to the greater of the principal amount of the 20 Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after , 20 (the date that is months prior to the scheduled maturity date for the 20 Notes), we may, at our option, redeem the 20 Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 20 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (defined herein) occurs, the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.”

Further Issuances	The Issuer may, from time to time, without notice to or the consent of the holders of either series of the Notes, increase the principal amount of either series of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes of the applicable series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

Use of Proceeds	We intend to use the net proceeds of this offering to repay (i) $300 million under our Parent Revolving Credit Facility (as defined herein) and (ii) $ million of tranche B term loans under our Parent Bridge Loan Facility (as defined herein) and related accrued interest, with any remaining proceeds to be used to pay down amounts outstanding under our Parent Revolving Credit Facility and related accrued interest. See “Use of Proceeds.”

Risk Factors	See page S-16 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of risks you should consider before making an investment in the Notes.

Conflicts of Interest	Certain affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each an underwriter in this offering, will receive at least 5% of the net proceeds of this offering in connection with the repayment of the Parent Revolving Credit Facility and the Parent Bridge Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121. Because the Notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Summary Historical Consolidated Financial Data and Unaudited Pro Forma Financial Information of WTW

The summary consolidated financial data of WTW presented below as of and for each of the years in the three-year period ended December 31, 2015 have been derived from the audited consolidated financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The summary consolidated financial data presented below as of and for each of the three years ended December 31, 2015 should be read in conjunction with our audited financial statements and the related Notes which appear in our Current Report on Form 8-K dated March 10, 2016, amending the audited financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2015, each incorporated herein by reference, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appears in our Annual Report on Form 10-K for the year ended December 31, 2015.

Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate complete consolidated financial statements for Trinity Acquisition plc or any of the Guarantors (other than Willis Towers Watson Public Limited Company) in our periodic Exchange Act filings. We do include condensed consolidated financial information in our periodic Exchange Act filings that presents information for Willis Towers Watson Public Limited Company (on a stand-alone basis); the Guarantors (other than Willis Towers Watson Public Limited Company); Trinity Acquisition plc (on a stand-alone basis); and other subsidiaries of Willis Towers Watson Public Limited Company that are not Guarantors—see note 30 to our audited consolidated financial statements for the year ended December 31, 2015 incorporated in this prospectus supplement from our Current Report on Form 8-K dated March 10, 2016, amending the audited financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2015.

The following selected unaudited pro forma condensed consolidated statement of operations information of WTW for the year ended December 31, 2015, is based upon the historical financial statements of Legacy Willis and Towers Watson and has been prepared to give effect to the Merger as if it had been completed on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet information of WTW as of December 31, 2015 is based upon the historical financial statements of Legacy Willis and Towers Watson and has been prepared to give effect to the Merger as if it had been completed on December 31, 2015.

The following selected unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2015 for statements of operations purposes, and on December 31, 2015 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. The following selected unaudited pro forma condensed consolidated financial information does not give effect to certain expected financial benefits of the Merger, such as revenue synergies, tax savings and cost synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities.

The following selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information” and related notes incorporated by reference in this prospectus supplement from our Current Report on Form 8-K, dated March 10, 2016.

	Year Ended December 31,			Pro Forma Year Ended December 31,
	2013	2014	2015	2015(i)
	(millions)
Statement of Operations Data
Total revenues	$3,655	$3,802	$3,829	$7,486
Operating income	663	647	427	763
Income before income taxes and interest in earnings of associates	499	518	340	709
Net income	377	373	384	645
Net income attributable to Willis Towers Watson	$365	$362	$373	633

Balance Sheet Data (as of year end)
Cash and cash equivalents	$796	$635	$532	$1,008
Goodwill	2,838	2,937	3,737	10,283
Other intangible assets, net	353	450	1,115	5,225
Total assets(ii) (iii)	14,785	15,421	18,839	31,372
Short-term debt and current portion of long-term debt(iii)	14	167	988	1,473
Long-term debt(iii)	2,297	2,130	2,278	2,533
Total liabilities(iii)	12,542	13,355	16,426	20,241
Total Willis Towers Watson stockholders’ equity	$2,215	$1,985	$2,229	$10,931

	Year Ended December 31,
	2013	2014	2015
	(millions, except per share data and ratios)
Other Financial Data
Capital expenditures (excluding capital leases)	$105	$110	$146
Cash dividends declared per share	2.97	3.18	3.28
Underlying EBITDA (2015 versus 2014)(iv)	n/a	$796	$878
Underlying EBITDA (2014 versus 2013)(iv)	$819	$836	n/a
Ratio of Debt to Underlying EBITDA(iv)	2.82x	2.75x	3.72x

(i)	The pro forma condensed consolidated information has been prepared to reflect the Merger. The unaudited pro forma condensed income statement information assumes that the Merger occurred on January 1, 2015 and the unaudited condensed consolidated balance sheet assumes that the Merger occurred on December 31, 2015.
(ii)	Legacy Willis collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers which it then remits to insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers (“Fiduciary Receivables”) are recorded as fiduciary assets on the Company’s consolidated balance sheet. Unremitted insurance premiums, claims or refunds (“Fiduciary Funds”) are also recorded within fiduciary assets.
(iii)	Legacy Willis has early-adopted FASB-issued ASU No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and FASB-issued ASU No. 2015-17 “Balance Sheet Classification of Deferred Taxes”. 2014 and 2013 balances have been reclassified accordingly. See Note 2 to our audited consolidated financial statements for the year ended December 31, 2015 incorporated by reference in this prospectus supplement for further details.
(iv)

Management believes that the understanding of the Company’s performance and comparative analysis of our results is enhanced by our disclosure of Underlying EBITDA. We use this and other measures to establish Willis Towers Watson Group performance targets and evaluate the performance of our operations. We adjust net income for such things as net income attributable to noncontrolling interests, interest in earnings of associates, net of tax, income taxes, interest expense, loss on extinguishment of debt, other income (expense), net, depreciation, amortization, restructuring costs, M&A transaction related costs, litigation provision, expense reduction initiative costs, fees relating to the extinguishment of debt and foreign currency movement, as relevant. Additionally, the prior years have been rebased to current period exchange rates to eliminate the impact of year-over-year foreign exchange movements.

However, Underlying EBITDA is not prepared in accordance with U.S. GAAP, and should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with U.S. GAAP.

We present such non-U.S. GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a U.S. GAAP basis.

Our management uses Underlying EBITDA as a measure of operating performance to provide consistency and comparability with past financial performance; to facilitate a comparison of our current results with those of other periods.

Management also believes Underlying EBITDA is useful to investors in evaluating our operating performance because securities analysts use Underlying EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Although Underlying EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Underlying EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.

Some of the limitations of Underlying EBITDA are:

•	Underlying EBITDA does not reflect our future requirements for contractual commitments;

•	Underlying EBITDA does not reflect changes in, or requirements for, our working capital;

•	Underlying EBITDA does not reflect interest income, interest expense or principal payments on our debt;

•	Underlying EBITDA does not reflect payments for income taxes;

•	Underlying EBITDA does not reflect any replacements of tangible or intangible assets; and

•	Other companies in our industry may calculate Underlying EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

A reconciliation of reported net income attributable to Willis Towers Watson, the most directly comparable U.S. GAAP measure, to Underlying EBITDA, is as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Net income attributable to Willis Towers Watson, U.S. GAAP basis	$365	$362	$373

Excluding:
Net income attributable to noncontrolling interests	12	11	11
Interest in earnings of associates, net of tax	—	(14)	(11)
Income taxes	122	159	(33)
Interest expense	126	135	142
Loss on extinguishment of debt	60	—	—
Other income (expense), net	(22)	(6)	(55)
Depreciation	94	92	95
Amortization	55	54	76
Restructuring costs	—	36	126
M&A transaction-related costs(a)	—	7	84
Litigation provision(b)	—	—	70
Expense reduction initiative	41	—	—
Fees relating to the extinguishment of debt	1	—	—
Foreign currency movements(c)	—	(40)	—

Underlying EBITDA (2015 versus 2014)	—	796	878

Foreign currency movements(d)	(35)	40
Underlying EBITDA (2014 versus 2013)	819	836

(a)	As a result of excluding merger and acquisition transaction-related costs from underlying expenses, Underlying EBITDA for 2014 has been restated.
(b)	In light of our review of the facts and circumstances relating to the Stanford Financial Group litigation matters discussed under “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement (which are non-ordinary course litigation matters), we added $70 million to our provisions for loss contingencies relating to the Stanford litigation. In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(c)	2014 has been rebased to 2015 exchange rates to remove the impact of foreign currency movements when comparing periods.
(d)	2013 has been rebased to 2014 exchange rates to remove the impact of foreign currency movements when comparing periods.

Summary Historical Condensed Consolidated Financial Information of Towers Watson

The summary historical consolidated financial data of Towers Watson presented below as of June 30, 2015 and June 30, 2014 and for each of the years in the three-year period ended June 30, 2015 have been derived from the audited consolidated financial statements and related notes of Towers Watson which are incorporated by reference in this prospectus supplement. The summary historical consolidated financial data of Towers Watson presented below as of June 30, 2013 has been derived from the audited consolidated financial statements and related notes of Towers Watson not incorporated by reference in this prospectus supplement.

The summary historical consolidated financial data of Towers Watson for the six months ended December 31, 2015 and 2014 and as of December 31, 2015 have been derived from Towers Watson’s unaudited condensed consolidated financial statements and related notes contained in Exhibit 99.1 in our Current Report on Form 8-K, dated March 9, 2016, which is also incorporated by reference in this prospectus supplement. The summary historical consolidated financial data of Towers Watson as of December 31, 2014 have been derived from Towers Watson’s unaudited condensed consolidated financial statements and related notes not incorporated by reference in this prospectus supplement. Towers Watson’s unaudited condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire year, and historical results for any prior period are not necessarily indicative of results to be expected for any future period

You should read the following information together with Towers Watson’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1 in our Current Report on Form 8-K, dated March 17, 2016, and Towers Watson’s unaudited condensed consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Exhibit 99.2 of our Current Report on Form 8-K, dated March 17, 2016, which are incorporated by reference in this prospectus supplement. For more information, see “Incorporation By Reference” in this prospectus supplement.

	Year ended June 30,			Six months ended December 31,
	2013	2014	2015	2014	2015
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Statement of Operations Data	(millions)
Total revenues	$3,433	$3,482	$3,645	$1,836	$1,845
Operating income	432	495	589	293	200
Income from continuing operations before income taxes	429	499	586	291	251
Income from continuing operations	292	360	386	192	135
Discontinued operations, net of tax	24	6	—	—	—
Net Income attributable to Towers Watson	$319	$359	$385	$192	$135

Balance sheet data (as of year-end or six-months end, as applicable))
Cash and cash equivalents	$533	$728	$715	$621	$476
Goodwill	2,219	2,313	2,278	2,192	2,196
Other intangible assets, net	688	657	654	605	614
Total assets	5,332	5,628	5,394	5,337	4,965
Revolving credit facility, term loans and notes	250	225	240	262	740
Total liabilities	2,587	2,517	2,447	2,294	2,698
Total Towers Watson stockholders equity	2,724	3,097	2,932	3,030	2,251

RISK FACTORS

You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, for a full list of risk factors that affect us, including, but not limited to, risks relating to our business, risks relating to integration following the Merger and the Gras Savoye acquisition, risks related to our jurisdiction of incorporation and risks relating to our ordinary shares.

Risks Related to the Notes

The Issuer, Trinity Acquisition plc, is a holding company and therefore depends on its subsidiaries to service its obligations under the Notes and other indebtedness. The Issuer’s ability to repay the Notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

The Issuer depends on its subsidiaries, which conduct the operations of our insurance brokerage business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the Notes. However, other than the Guarantors, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the Notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the Notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer’s subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the Notes offered hereby when due.

Because Parent is also a holding company, and the other Guarantors of the Notes are all direct and indirect subsidiaries of Parent and are also holding companies, the restrictions and constraints described above apply similarly to Parent’s and the other Guarantors’ ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the Notes.

U.S. federal and state statutes and applicable U.K., Irish, Dutch and Bermuda law may allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from Guarantors.

The Issuer is a company organized under the laws of England and Wales. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited are Irish companies. Willis Netherlands Holdings B.V. is a Dutch company. Willis North America is a Delaware corporation. WTW Bermuda Holdings Ltd. is a Bermuda company. Each other Guarantor is a company organized under the laws of England and Wales.

Under English insolvency law, the liquidator or administrator of a company in liquidation or administration (respectively) may apply to the court to void or vary a transaction entered into by such company at an undervalue, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction (there is a presumption of insolvency where the party to such transaction is a ‘connected person’ (as defined in the UK Insolvency Act 1986). A transaction at an undervalue includes a transaction involving a gift by the company or where the company received consideration of significantly less value than the benefit given by such company. A transaction at an undervalue entered into within two years prior to the onset of insolvency could be challenged.

Separately, a transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or Pensions Regulator, as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

An administrator or liquidator may also apply to court to set aside an action which puts a creditor, surety or guarantor into a better position at the expense of other creditors (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a ‘connected person’ (as defined in the UK Insolvency Act 1986) (or six months prior to the onset of insolvency if the preferred party is not connected).

The laws of the Republic of Ireland, the jurisdiction in which Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited are organized, may limit their ability to guarantee debts. Furthermore, obligations under guarantees may not be enforceable in all circumstances under Irish law. For example, there is a risk that a guarantee from an Irish company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor or that it is not for the purpose of carrying on the business of the guarantor. Where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

In addition, pursuant to Section 604 of the Irish Companies Act 2014, if an Irish company goes into liquidation any payment or any act by it (usually an absolute transfer or a mortgage) relating to property in favour of any creditor which was made or done at a time when the company was unable to pay its debts as they fell due with a view to preferring that creditor over its other creditors and within six months (or two years if that creditor is a “connected person” as defined in Section 559(1) of the Irish Companies Act 2014) before the onset of the liquidation, shall be an unfair preference and invalid.

Also, in circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or certain shareholders of that company may be entitled to petition the court for the appointment of an examiner to the company. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. No proceedings of any sort may be commenced against an Irish company in examinership (for the duration of the period of protection afforded to the company by the appointment of an examiner). If an examiner is appointed to an Irish guarantor, there may be a delay in enforcing payment obligations contained in a guarantee given by any such guarantor. There is also the potential risk that a compromise or scheme of arrangement will be approved in the examinership involving the writing down or rescheduling of any payment obligations owed by an Irish guarantor under a guarantee.

The laws of The Netherlands, the jurisdiction in which Willis Netherlands Holdings B.V. is incorporated, may limit its ability to guarantee debts. These limitations arise under various provisions and principles of corporate law.

If Willis Netherlands Holdings B.V. enters into a transaction (such as the granting of a guarantee), the validity and enforceability of the relevant transaction may be contested by Willis Netherlands Holdings B.V. or its administrator (bewindvoerder) in moratorium of payments or its trustee in bankruptcy (curator), if (i) that transaction is not in Willis Netherlands Holdings B.V.’s corporate interest (vennootschappelijk belang) and

(ii) the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). In determining whether the granting of a guarantee is in the interest of Willis Netherlands Holdings B.V., a Dutch court would not only consider the text of the objects clause in the articles of association of Willis Netherlands Holdings B.V., but also all relevant circumstances, including whether Willis Netherlands Holdings B.V. derives certain commercial benefits from the transaction in respect of which the guarantee was granted and any indirect benefit derived by Willis Netherlands Holdings B.V. as a consequence of the interdependence of it with the group of companies to which it belongs and whether or not the subsistence of Willis Netherlands Holdings B.V. is jeopardized by conducting such transaction. The issuing of a guarantee is reflected in paragraph d of article 3 of the objects clause (doelomschrijving) of the articles of association of Willis Netherlands Holdings B.V. The mere fact that a certain legal act (rechtshandeling) is explicitly mentioned in the objects clause in the articles of association of Willis Netherlands Holdings B.V., may not be conclusive evidence to state that such legal act is in the corporate interest. The management of Willis Netherlands Holdings B.V. must consider whether the issuing of the guarantee of the Notes actually fulfils the material interests of Willis Netherlands Holdings B.V.

In connection with potential local law restrictions, the guarantees will contain language limiting the amount of debt guaranteed. However, it is not clear under Dutch law to what extent such contractual limitations can remove the risks connected with upstream, cross-stream and third party guarantees. Furthermore, there can be no assurance that a third-party creditor would not challenge the guarantees and prevail in court.

Pursuant to Dutch law, if a legal act performed by a Dutch entity is prejudicial to the interests of its creditors, the validity of such legal act (including, without limitation, an agreement pursuant to which it guarantees the performance of the obligations of a third party) may, in certain circumstances, be contested by such creditors themselves or, in the event of the bankruptcy of a Dutch entity, by the bankruptcy trustee.

Pursuant to Dutch fraudulent conveyance rules (actio pauliana) in bankruptcy: any legal act performed without a legal obligation to do so (onverplichte rechtshandeling) by a Dutch bankrupt entity prior to the onset of its bankruptcy, which resulted in its creditors being prejudiced, may be nullified (vernietigd) by the bankruptcy trustee to the extent such bankrupt entity knew, or should have known, that such legal act would result in prejudice to its creditors. If such legal act was multilateral (meerzijdig) or ( unilateral (eenzijdig) directed towards other parties and performed against some consideration (anders dan om niet), the bankruptcy trustee can only nullify such act if he can demonstrate that the other party knew, or should have known, that such act would result in prejudice to other creditors of the bankrupt entity. Such knowledge is presumed by law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before the bankruptcy date in respect of, inter alia, legal acts for the payment or safeguarding of a debt that is not due and payable. In addition, in the case of such a bankruptcy, the trustee in bankruptcy (curator) may nullify the Dutch bankrupt entity’s performance of any due and payable obligation (including (without limitation) an obligation to provide security for any of its or a third party’s obligations) if (i) the payee (hij die betaling ontving) knew that a request for bankruptcy had been filed at the moment of payment, or (ii) the performance of the obligation was the result of a consultation between the Dutch bankrupt entity and the payee with a view to give preference to the latter over the Dutch bankrupt entity’s other creditors.

Outside bankruptcy, the creditors may invoke the nullification of a legal act performed by a Dutch entity without a legal obligation to do so (onverplichte rechtshandeling) provided that the Dutch entity knew, or should have known, that such act would be prejudicial to the interests of its creditors. Any reciprocal legal act (anders dan om niet) entered into by and between a Dutch entity and its creditors can only be nullified if, in addition to the Dutch entity, also the relevant creditor knew or should have known that this legal act would be prejudicial to the creditors. Under certain circumstances relating to suspect transactions, which include, amongst others, transactions by a Dutch entity which are at an under value or safe guarding of a debt that is not yet due and payable, such knowledge is statutorily presumed in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before invoking the ground of annulment of the legal act.

The laws of Bermuda, the jurisdiction in which WTW Bermuda Holdings Ltd. is incorporated, may limit its ability to guarantee debts. Bermuda law provides for certain avoidance provisions which would be available to a liquidator of a Bermuda company, such as WTW Bermuda Holdings Ltd. These include:

(a) A disposition in favor of a creditor by an insolvent company, within six months prior to the filing of a petition for the winding-up of such company and for the purpose of preferring the creditor, is void. An express statutory exemption protects the interests of any person obtaining title to property through or under a creditor of such company in good faith and for valuable consideration.

(b) Within certain limits, a disposition of property by a Bermuda company: (i) made with the dominant intention of putting property beyond the reach of a person (or class of persons) who has a claim or may at some time have a claim against the transferor; and (ii) without consideration, is voidable at the request of certain eligible creditors. This rule applies within or outside liquidation (and in fact a liquidator appears not to have standing in relation to this particular jurisdiction). Insolvency is not a prerequisite. A creditor will be an eligible creditor if it falls into one of the following categories: (a) person to whom on, or within two years after, the date of the transfer the transferor owed an obligation which obligation remains unsatisfied on the date of the action or proceeding; (b) a person to whom, on the date of the transfer, the transferor owed a contingent liability and since that date the contingency has fallen in, with the liability remaining unsatisfied; or (c) a person to whom the transferor owed an obligation in consequence of a claim that he made against the transferor, where the cause of action giving rise to the claim occurred prior to, or within two years of, the transfer. This may extend up to eight years, as eligible creditors have six years within which to initiate proceedings, calculated from when the cause of action occurred.

(c) A void disposition under Bermuda law is any disposition of the property of a company after the filing of a petition for the winding-up of a Bermuda company. Such a disposition is void unless approved by the Supreme Court. The Supreme Court has the power to retrospectively validate a transaction made after the presentation of a petition which would otherwise be void.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the Guarantors in connection with this offering of Notes, neither we nor the Guarantors will be insolvent, will have unreasonably small capital for the business in which we are engaged or will have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the Guarantors’ business and that there are reasonable grounds for believing that this offering of Notes will benefit the Guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

English law, Irish law, Dutch law and Bermuda law differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England, Ireland, The Netherlands or Bermuda based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of England, the courts of Ireland, the courts of The Netherlands or the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws.

Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England or Ireland. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

We have been advised that the United States currently does not have a treaty with England and Wales or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England or in Ireland. While not directly enforceable, it is possible for a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability to be enforced in England or in Ireland through common law rules. However, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in each of England and Ireland to enforce the judgment.

We have also been advised that the United States currently does not have a treaty with The Netherlands regarding the recognition and enforcement of judicial decisions between the United States and the Netherlands. Therefore, a final judgment rendered by any U.S. federal or state court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States with respect to the payment of obligations expressed to be subject to U.S. federal or state securities laws would generally be upheld and be regarded by a Dutch Court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature.

WTW Bermuda Holdings Ltd. is incorporated under the laws of Bermuda. Some of WTW Bermuda Holdings Ltd.’s directors and officers may reside outside the United States, and all or a substantial portion of its assets or their assets, at any one time, are or may be located in jurisdictions outside the United States. As a result, it may not be possible to effect service of process within the United States upon non-U.S. based directors and officers, or enforce court judgments obtained against WTW Bermuda Holdings Ltd. or its directors and officers in jurisdictions outside of Bermuda predicated upon civil liabilities of such company under laws other than Bermuda law.

We have been advised that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against WTW Bermuda Holdings Ltd. or its directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over the company or its directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment for debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce foreign law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of a foreign jurisdiction, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court should they be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against WTW Bermuda Holdings Ltd. or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on WTW Bermuda Holdings Ltd. or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

The Issuer may not be able to repurchase the Notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Further, the Issuer is contractually restricted under the terms of the Credit Facilities from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the Notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the Notes upon a change of control would cause a default under the indentures and a cross-default under the instruments governing our Credit Facilities and the indentures governing the Willis Towers Watson Group Debt Securities. The instruments governing the Credit Facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings and commitments thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

Changes in our credit ratings may adversely affect your investment in the Notes.

The ratings of debt rating agencies assigned to the Notes are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.

Because there are no established trading markets for the Notes, you may not be able to resell your Notes.

The Notes will be registered under the Securities Act, but will constitute new issues of securities with no established trading markets, and we cannot assure you as to:

•	the liquidity of any trading markets that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

Although we intend to list the Notes for trading on the CISX, no assurance can be given that active trading markets for the Notes will develop.

If trading markets were to develop, the Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar Notes and our financial performance.

We understand that the underwriters presently intend to make a market in the Notes of each series. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the offering of the Notes. We cannot assure you that active trading markets will exist for the Notes or that any trading markets that do develop will be liquid.

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be $             million. We intend to use the net proceeds of this offering to repay (i) $300 million under our Parent Revolving Credit Facility and (ii) $             million of tranche B term loans under our Parent Bridge Loan Facility and related accrued interest, with any remaining proceeds to be used to pay down amounts outstanding under our Parent Revolving Credit Facility and related accrued interest.

Our Parent Bridge Facility matures on December 19, 2016. The effective interest rate of the tranche B term loans under our Parent Bridge Facility was approximately 1.99% at March 17, 2016. The tranche B term loans were incurred to repay Towers Watson debt in connection with the Merger.

Our Parent Revolving Credit Facility matures on July 23, 2018. The effective interest rate of loans under our Parent Revolving Credit Facility was approximately 1.76% at March 17, 2016. A portion of the indebtedness outstanding under our Parent Revolving Credit Facility was incurred to repay $300 million principal amount of our 4.125% senior notes due 2016 at maturity (and accrued interest thereon) and $148 million principal amount of our 5.625% senior notes due 2015 at maturity (and accrued interest thereon).

We expect to incur additional debt in the future to repay any outstanding amounts under our Parent Bridge Loan Facility, which matures on December 19, 2016.

The underwriters and/or their affiliates are lenders under our Credit Facilities and will receive proceeds from this offering. See “Underwriting; Conflicts of Interest.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the consolidated ratio of earnings to fixed charges of Willis Towers Watson Public Limited Company and its subsidiaries on a consolidated basis for the five most recent fiscal years ended December 31, 2015.

	Year Ended December 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	2.9x	4.0x	4.0x	(1.0	)x	2.2x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million.

For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

PRO FORMA CAPITALIZATION

The following table presents the pro forma consolidated capitalization of Willis Towers Watson Public Limited Company as of December 31, 2015, (a) on a pro forma basis to give effect to the Merger and (b) on an as adjusted basis to give effect to the draw-down of $306 million under our Parent Revolving Credit Facility and the related repayment of our 4.125% senior notes due 2016 (and accrued interest thereon), and this offering and the use of proceeds therefrom. See “Use of Proceeds.”

The following unaudited pro forma condensed consolidated balance sheet presented here as of December 31, 2015 was prepared based on the following historical dates: (i) the historical condensed consolidated balance sheet of Willis as of December 31, 2015 and (ii) the historical consolidated balance sheet of Towers Watson as of December 31, 2015. The following unaudited pro forma condensed consolidated financial information has been prepared to reflect the Merger and does not necessarily reflect what Willis’ financial position would have been had the Merger been completed on December 31, 2015, or for any future or historical period.

You should read this table in conjunction with our audited consolidated financial statements and the related notes which appear in our Current Report on Form 8-K dated March 10, 2016, amending the audited financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2015, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appears in our Annual Report on Form 10-K for the year ended December 31, 2015 and the unaudited pro forma condensed consolidated balance sheet for the year ended December 31, 2015 and the related notes which appear in our Current Report on Form 8-K dated March 10, 2016, each incorporated herein by reference.

	Pro forma as of December 31, 2015	Pro forma As Adjusted, as of December 31, 2015
	($ in millions)
Cash:
Cash and cash equivalents	$1,008		$1,008

Debt(i):
Parent Term Loan Facility	240		240
Parent Bridge Loan Facility, tranche A term loans	587		587
Parent Bridge Loan Facility, tranche B term loans(ii)	400
Parent Revolving Credit Facility(iii)	467
WSI Credit Facility	—		—
4.125% Senior Notes due 2016	300		—
6.200% Senior Notes due 2017	394		394
7.000% Senior Notes due 2019	186		186
5.750% Senior Notes due 2021	495		495
4.625% Senior Notes due 2023	247		247
6.125% Senior Notes due 2043	271		271
Other bank loans	79		79
Towers Watson Dividend Facility(ii)	340		340
% Senior Notes due 20 offered hereby
% Senior Notes due 20 offered hereby
Total debt	$4,006	$

Shareholders’ equity:
Total Willis Towers Watson stockholders’ equity	10,931		10,931
Noncontrolling interests	147		147

Total equity	11,078		11,078
Total capitalization	$15,084	$

(i)	The Company has early-adopted FASB-issued ASU No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs’ and therefore debt issuance costs related to the recognized debt liability are reported in the balance sheet as a direct deduction from the face amount of that liability.
(ii)	Towers Watson had $400 million in debt outstanding at December 31, 2015 that was due upon a change of control. On January 4, 2016, the Company utilized the previously undrawn $400 million tranche of the $1 billion Parent Bridge Loan Facility to refinance the debt held by Towers Watson which became due upon the closing of the Merger. Additionally, Towers Watson borrowed $340 million under a $340 million term loan as part of the funding for the pre-Merger special dividend on December 29, 2015 (the “Towers Watson Dividend Facility”). See “Description of Other Debt—Towers Watson Dividend Facility.”
(iii)	The pro forma $467 million balance shown does not reflect $306 million drawn to repay our 4.125% senior notes due on March 15, 2016 (and accrued interest thereon).

DESCRIPTION OF OTHER DEBT

The following is intended to provide a summary of certain of the terms of the agreements and instruments that govern our material outstanding indebtedness described below. The following is only a summary, is not a complete description of all the terms of such agreements and instruments and is qualified in its entirety by reference to the full text of the agreements and instruments that govern our material outstanding indebtedness and the agreements and instruments, which are filed with the SEC as exhibits to our Annual Report on Form 10-K filed on February 29, 2016. Additionally, capitalized terms used in this “Description of Other Debt” section but not otherwise defined, are as defined in the relevant agreement or instrument. Readers should review the agreements and instruments for a complete understanding of their terms and conditions.

Credit Facilities

General Description

Parent Credit Facilities

Parent and the Issuer are parties to a credit agreement dated as of December 16, 2011 (the “Parent Credit Agreement”), with certain senior lenders and Barclays Bank PLC (“Barclays”), as administrative agent, pursuant to which the lenders named therein provided us with $800 million in financing through (a) a $500 million senior revolving credit facility (the “Parent Revolving Credit Facility”) and (b) a $300 million senior term loan facility (the “Parent Term Loan Facility”; together with the Parent Revolving Credit Facility, the “Parent Credit Facilities”). The balance of the Parent Term Loan Facility is $661 million as of March 17, 2016 (which includes amounts drawn to repay our 4.125% senior notes due 2016). The final maturity date of the Credit Facilities was originally December 16, 2016 (the “Original Maturity Date”), being the date that was five years from the closing date of the Parent Credit Agreement.

On July 23, 2013, Parent and the Issuer entered into a First Amendment to Credit Agreement and Guaranty Agreement (the “Parent First Amendment”), pursuant to which:

•

all of the lenders under both the Parent Term Loan Facility and the Parent Revolving Credit Facility agreed to extend the maturity of their loans from the Original Maturity Date to July 23, 2018 (the “Extended Maturity Date”);

•

Parent’s wholly-owned indirect subsidiary and the U.S. operating company of Willis Capital Markets & Advisory, Willis Securities, Inc. (“WSI”), was permitted to incur up to $400 million in indebtedness (the “WSI Debt Cap”) for the purpose of investing in certain underwritten securities in the ordinary course of WSI’s business; and

•

the Issuer is entitled to request an increase in the maximum consolidated leverage ratio to 3.50 to 1.00 (from the current maximum of 3.25 to 1.00) for periods of four fiscal quarters following the completion of one or more acquisitions in a 15 month period where the aggregate consideration equals or exceeds $250 million (or eight fiscal quarters following the acquisition of Gras Savoye).

In connection with the closing of the Parent First Amendment, Parent and the Issuer also requested and received commitments from certain lenders for incremental revolving credit loans of $300 million (the “Incremental Revolving Commitments”), as a result of which the total available commitments under the Parent Revolving Credit Facility were increased to $800 million. Loans made from the Incremental Revolving Commitments may be used for working capital, capital expenditures, permitted acquisitions and any other lawful corporate purposes.

On February 27, 2015, Parent and the Issuer entered into a Second Amendment to Credit Agreement (the “Parent Second Amendment,” and together with the Parent First Amendment and Parent Credit Agreement, the “Amended Parent Credit Agreement”), pursuant to which:

•	The WSI Debt Cap was increased by $400 million to $800 million and up to $400 million of such indebtedness may be proceeds or borrowings under the Parent Credit Facilities.

WSI Credit Facility

WSI is party to a revolving credit agreement dated as of March 3, 2014 (the “WSI Credit Agreement”), with certain senior lenders and SunTrust Bank (“SunTrust”), as administrative agent, pursuant to which the lenders named therein provided WSI with a $300 million revolving note facility (the “WSI Credit Facility”), which was available for drawing from March 3, 2014 through March 3, 2015 (the “Original Credit Period”). The aggregate unpaid principal amount of all advances was to be repaid on or before March 4, 2016 (the “Original Repayment Date”). Loans made from the WSI Credit Facility may be used for regulatory capital purposes related to securities underwriting only, which will allow WSI to meet or exceed capital requirements of regulatory agencies, self-regulatory agencies, exchanges and their clearinghouses, including the Financial Industry Regulatory Authority (“FINRA”).

On April 28, 2014, WSI entered into a (i) a Joinder Agreement (the “Joinder”) with SunTrust and the lenders party thereto and (ii) a first amendment to the WSI Credit Agreement (the “First Amendment”, and together with the Joinder, the “First Amendment Agreements”), pursuant to which all of the lenders under the WSI Credit Facility agreed to extend the end date of the Original Credit Period to April 28, 2015 and extend the Original Repayment Date to April 28, 2016.

In connection with the closing of the Joinder, WSI requested and received commitments from certain lenders for additional revolving credit loans of $100 million (the “WSI Incremental Revolving Commitments”), and, consequently, the total available commitments under the WSI Credit Facility were increased to $400 million.

On February 27, 2015, WSI entered into a second amendment to the WSI Credit Agreement (the “WSI Second Amendment,” and together with the First Amendment Agreements and the WSI Credit Agreement, the “Amended WSI Credit Agreement”), pursuant to which:

•	all of the lenders under the WSI Credit Facility agreed to extend the end date of the Original Credit Period to April 28, 2016 and extend the Original Repayment Date to April 28, 2017;

•	WSI is permitted to incur up to $400 million in indebtedness, which may be proceeds or borrowings under the Parent Credit Facilities; and

•	WSI will have the ability to borrow in Euro, Yen and other approved currencies subject to a reserve for foreign currency fluctuation.

Parent Bridge Loan Facility

Parent and the Issuer are parties to a term loan agreement dated as of November 20, 2015 (the “Parent Bridge Loan Agreement”, and together with the Amended Parent Credit Agreement and the Amended WSI Credit Agreement, the “Amended Credit Agreements”), with certain senior lenders and Barclays, as administrative agent, pursuant to which the lenders named therein provided us with (i) €550 million in tranche A term loans and (ii) $400 million in tranche B term loans (collectively, the “Parent Bridge Loan Facility”, and together with the Parent Credit Facilities and the WSI Credit Facility, the “Credit Facilities”). The final maturity date of the Parent Bridge Loan Facility is December 19, 2016, being the date that is 364 days following the Initial Funding Date.

Conditions to Borrowings

Drawdowns under each of the Parent Credit Facilities and the WSI Credit Facility are subject to the conditions precedent that, among other things, on the date the drawdown is requested and on the drawdown date, (i) no default is continuing or would occur as a result of that drawdown and (ii) certain representations and warranties specified in the Amended Parent Credit Agreement or the Amended WSI Credit Agreement, as applicable, are true and accurate in all material respects.

Interest Rates, Fees and Prepayments

Parent Credit Facilities

Amounts outstanding under the Parent Term Loan Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.25% to 2.00% plus the Mandatory Cost (as defined in the Amended Parent Credit Agreement), if any, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by Barclays, and (iii) LIBOR plus 1.00%, plus 0.25% to 1.00%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating; provided, that if the LIBOR or EURIBOR rate, as applicable, is below zero, such shall be deemed to be zero.

Amortization payments will be required with respect to the Parent Term Loan Facility each quarter from the Original Maturity Date to the Extended Maturity Date, payable at $5.625 million per quarter.

Amounts outstanding under the Parent Revolving Credit Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.25% to 2.00% plus the Mandatory Cost (as defined in the Amended Credit Agreement), if any, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by Barclays, and (iii) LIBOR plus 1.00%, plus 0.25% to 1.00%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating. In addition, the Issuer will pay (a) a commitment fee equal to 0.20% to 0.35% of the committed amount of the Parent Revolving Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit times (ii) 1.25% to 2.00%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating.

Voluntary prepayments are permitted under the Parent Credit Facilities without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. In addition, the Parent Credit Facilities require mandatory prepayment in certain circumstances.

WSI Credit Facility

Advances under the WSI Credit Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.50% to 2.25%, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by SunTrust Bank, and (iii) LIBOR plus 1.00%, plus 0.50% to 1.25%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating. In addition, WSI will also pay a commitment fee equal to 0.25% to 0.40% of the committed amount of the WSI Credit Facility that has not been borrowed.

Voluntary prepayment prior to the one-year maturity is permitted under the WSI Credit Facility without penalty if at the time of such prepayment WSI meets certain net regulatory capital requirements, subject to the prior approval of FINRA. In addition, the obligation to repay advances on their one-year maturity is suspended if at such time WSI does not meet certain net regulatory capital requirements.

Parent Bridge Loan Facility

Amounts outstanding under the Parent Bridge Loan Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans in US dollars, LIBOR plus an applicable margin of 1.25% to 2.00%, (b) for Eurocurrency Rate Loans in euros, EURIBOR plus an applicable margin of 1.25%-2.00%, and (c) for Base Rate Loans in US dollars, the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the “prime rate” as announced by Barclays and (iii) one month LIBOR plus 1.00%, plus an applicable margin of 0.25% to 1.00%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating; provided that beginning 180 days after the Initial Funding Date, 0.50% will be added to the applicable margin and, provided further, that if the LIBOR or EURIBOR rate, as applicable, is below zero, such shall be deemed to be zero.

Voluntary prepayment is permitted under the Parent Bridge Loan Facility without penalty or premium. In addition, the Bridge Loan Facility requires mandatory prepayment following (a) the disposition of assets, subject to certain limitations, thresholds and reinvestment rights, or (b) the issuance of debt or equity, subject to certain limitations.

Guarantees

All of the Issuer’s obligations under the Parent Credit Facilities and the Parent Bridge Loan Facility are unconditionally guaranteed on a senior basis by (A) Parent, and (B) the Issuer’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis North America Inc., (v) Willis Netherlands Holdings B.V., (vi) WTW Bermuda Holdings Ltd. and (vii) Willis Towers Watson Sub Holdings Limited.

All of WSI’s obligations under the WSI Credit Facility are guaranteed on a senior basis by (A) Parent, (B) the Issuer and (C) WSI’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis North America Inc., (v) Willis Netherlands Holdings B.V., (vi) WTW Bermuda Holdings Ltd. and (vii) Willis Towers Watson Sub Holdings Limited.

Further Incremental Facilities and Maturity Extensions

Subject to compliance with certain customary conditions precedent, Parent and the Issuer have the right under the Parent Credit Facilities, from time to time and on one or more occasions, to add one or more incremental revolving facilities and/or one or more term loan facilities in an aggregate principal amount not to exceed $500 million. Parent and the Issuer also have the right, on a single occasion, to request a further extension of the maturity date of the Parent Credit Facilities by one year, subject to certain requirements.

Covenants

Parent and the Issuer are subject to various affirmative and negative covenants and reporting obligations under the Credit Facilities. These include, among others, limitations on subsidiary indebtedness, liens, sale and leaseback transactions, certain investments, fundamental changes, assets sales and restricted payments, and maintenance of certain financial covenants.

Events of Default

Events of default under the Credit Facilities include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Senior Debt Securities

In March 2007, Willis North America issued $600 million of 6.200% senior notes due 2017. In September 2009, Willis North America issued $300 million of 7.000% senior notes due 2019. Such senior notes are collectively referred to as the “Willis North America Debt Securities”.

In March 2011, Willis Towers Watson Public Limited Company, under the name Willis Group Holdings Public Limited Company, issued $300 million of 4.125% senior notes due 2016 and $500 million of 5.750% senior notes due 2021. The 4.125% senior notes due 2016 are no longer outstanding and were repaid when due, on March 15, 2016. The $500 million of 5.750% senior notes due 2021 are referred to as the “Willis Towers Watson Debt Securities.”

In August 2013, Trinity Acquisition plc issued $250 million of 4.625% Senior Notes due 2023 and $275 million of 6.125% Senior Notes due 2043. Such senior notes are collectively referred to as the “Trinity Debt

Securities” and, together with the Willis North America Debt Securities and Willis Towers Watson Debt Securities, the “Willis Towers Watson Group Debt Securities”.

The Willis Towers Watson Group Debt Securities are senior, unsecured obligations, ranking equal with all of Willis Towers Watson Group’s existing and future senior debt, senior in right of payment to all of Willis Towers Watson Group’s future subordinated debt and effectively subordinated to all of Willis Towers Watson Group’s future secured debt to the extent of the value of the assets securing such debt.

The Willis North America Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc and Willis Group Limited, which collectively comprise all of the direct and indirect parent entities of Willis North America.

The Willis Towers Watson Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America, which collectively comprise all of the direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company.

Willis North America may redeem the Willis North America Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Willis Towers Watson Public Limited Company may redeem the Willis Towers Watson Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Trinity Acquisition plc may redeem the Trinity Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

The Willis Towers Watson Group Debt Securities contain certain restrictive covenants which limit, subject to certain exceptions, the ability of Willis Towers Watson Public Limited Company and its subsidiaries to, among other things:

•	incur liens;

•	dispose of Significant Subsidiaries (as defined in the base indentures governing the Willis Towers Watson Group Debt Securities); and

•	merge, consolidate or sell assets.

The Willis Towers Watson Group Debt Securities also contain certain customary events of default.

Other Debt

Towers Watson is party to a four-year term loan credit facility dated as of November 20, 2015 (the “Towers Watson Dividend Facility”) with certain senior lenders and Bank of America, N.A., as administrative agent, pursuant to which the lenders named therein provided Towers Watson with $340 million in term loans. The final maturity date of the Towers Watson Dividend Facility is November 20, 2019. On December 23, 2015, Towers Watson entered into an amendment to the Towers Watson Dividend Facility to change the first principal payment date to the last business day of March, June, September or December after the Funding Date (as defined in the Towers Watson Dividend Facility) under the Towers Watson Dividend Facility. The first payment of $21.3 million is due on March 30, 2016.

DESCRIPTION OF NOTES

The following is a description of the material terms of the Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities that is set forth in the accompanying prospectus under “Description of Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

The Notes will be issued under the indenture, dated as of August 15, 2013, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture dated as of             , 2016. In this section, we refer to the indenture, together with the supplemental indenture, as the “indenture.” The following statements with respect to the Notes are summaries of the provisions of the Notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the Notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

The Issuer will issue $             million of 20     Notes and $             million of 20     Notes. As described under “—Further Issuances,” under the indenture the Issuer can issue additional Notes of either series at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

The Notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The Notes initially will be represented by global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under “—Book-Entry, Delivery and Form”.

The trustee, through its corporate trust office in New York City, will act as the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office is 150 East 42nd Street, 40th Floor, New York, New York 10017. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

The Notes will not be entitled to the benefit of any sinking fund.

Payments

The 20     Notes will mature on             , 20     and the 20     Notes will mature on             , 20    .

Interest on the Notes is payable semi-annually in arrears on              and              of each year, beginning on             , 2016. The Issuer will pay interest to those persons who were holders of record on              or              (whether or not a business day) immediately preceding the applicable interest payment date. Interest will accrue from the date of original issuance or, if interest has already been paid, or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes of either series under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes of such series so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes of the applicable series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

Ranking

The Notes will be senior unsubordinated unsecured obligations of the Issuer and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Willis North America Inc. and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, including the Trinity Debt Securities;

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors, including the Willis Towers Watson Group Debt Securities and any debt under the Credit Facilities;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of December 31, 2015, on a pro forma basis for the Merger, and after giving effect to the draw-down of $306 million under our Parent Revolving Credit Facility and the related repayment of our 4.125% senior notes due 2016 (and accrued interest thereon) and this offering and the application of the net proceeds therefrom, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $             million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all of the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of December 31, 2015, the non-guarantor subsidiaries of Parent had $79 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the year ended December 31, 2015, the non-guarantor subsidiaries of Parent represented substantially all of the total assets of the Willis Towers Watson Group prior to consolidating adjustments, in our Current Report on Form 8-K filed on March 10, 2016, which is incorporated by reference in this prospectus supplement, and accounted for substantially all of the total revenue of the Willis Towers Watson Group.

The Issuer’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer’s subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through its subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

The Issuer’s obligations under the indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

pari passu with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities and such Guarantor’s guarantee under the Credit Facilities;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

As of December 31, 2015, after giving effect to the draw-down of $306 million under our Parent Revolving Credit Facility and the related repayment of our 4.125% senior notes due 2016 (and accrued interest thereon) and this offering and the application of the net proceeds therefrom, the total outstanding debt of the Guarantors in the aggregate would have been approximately $ million.

The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable foreign, U.S. Federal, state or other laws. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with U.S. GAAP.

The Guarantee of a Guarantor (other than the Parent) will be deemed automatically discharged and released in accordance with the terms of the indenture:

•

upon the merger or consolidation of such Guarantor with or into any person other than the Issuer or a subsidiary or affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger; or the sale, exchange or transfer to any person not an affiliate of the Issuer of all the capital stock in, or all or substantially all the assets of, such Guarantor, provided however, that in the case of each above, such merger, consolidation, sale, exchange or transfer is made in accordance with the indenture and the successor person or transferee has assumed all of the obligations of such Guarantor under the indenture and the securities; or

•	upon the release or discharge of the indebtedness that resulted in the obligation of the Guarantor to guarantee the Notes.

Optional Redemption

Prior to            , 20     (the date that is              months prior to the scheduled maturity date for the 20     Notes), we may, at our option, redeem the 20     Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of the 20     Notes to be redeemed and (ii) the sum of the present value of (x) the payment on             , 20     of principal of the 20     Notes to be redeemed and (y) the payment of the remaining scheduled payments through             , 20     of interest on the 20     Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus              basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after             , 20     (the date that is              months prior to the scheduled maturity date for the 20 Notes), we may, at our option, redeem the 20     Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a redemption price equal to 100% of the principal amount of the 20     Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Prior to             , 20     (the date that is              months prior to the scheduled maturity date for the 20     Notes), we may, at our option, redeem the 20     Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of the 20     Notes to be redeemed and (ii) the sum of the present value of (x) the payment on             , 20     of principal of the 20     Notes to be redeemed and (y) the payment of the remaining scheduled payments through             , 20     of interest on the 20     Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus              basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after             , 20     (the date that is months prior to the scheduled maturity date for the 20     Notes), we may, at our option, redeem the 20     Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a redemption price equal to 100% of the principal amount of the 20     Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes mature on             , 20     and             , 20    , respectively) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch Pierce, Fenner & Smith Incorporated and their respective successors and a Primary Treasury Dealer (as defined below) selected by SunTrust Robinson Humphrey, Inc.; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in the United States (a “Primary Treasury Dealer”), the Issuer shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the Notes being redeemed.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the respective series of Notes being redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

The Issuer will send a notice of redemption to each holder of Notes to be redeemed in accordance with the mailing procedures of the DTC at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of Notes to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes to be redeemed or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called if the Notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of DTC. Neither the trustee nor any registrar shall be liable for any such selection.

Early Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail, with a copy to the trustee, to the registered address of each holder or otherwise delivered in accordance with the applicable procedures of the depositary, if:

(i) on the occasion of the next payment due under the Notes, the Issuer has or is reasonably likely to become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction (as defined below under “—Additional Amounts”), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes (a “Change in Tax Law”); and

(ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the Indenture, the Issuer shall deliver to the trustee an officer’s certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to the date of redemption and all Additional Amounts due on the date of redemption.

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes as described above under the heading “—Optional Redemption,” the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the payment agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	Deliver or cause to be delivered to the trustee, the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Certain Covenants

Limitation on Liens

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Parent that is owned, directly or indirectly, by Parent or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Parent or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Lien.

Limitation on Dispositions of Significant Subsidiaries

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Parent. Notwithstanding the foregoing limitation, (a) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Parent, (b) any subsidiary of Parent may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Parent or another subsidiary of Parent, (c) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Parent acting in good faith) of such Capital Stock, and (d) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, Parent may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under “—Merger, Consolidation or Sale of Assets.”

Merger, Consolidation or Sale of Assets

The Issuer or any of the Guarantors, without the consent of any holder of outstanding Notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person; provided that:

(1) the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

(a) is organized (i) in the case of the Issuer or any Guarantor other than Willis North America Inc. under the laws of any United States jurisdiction, any state thereof, England and Wales, Ireland, the Netherlands, Bermuda, or any country that is a member of the European Monetary Union or (ii) in the case of Willis North America Inc., under the laws of any United States jurisdiction, any state thereof or the District of Colombia; and

(b) expressly assumes the Issuer’s or such Guarantor’s obligations on the Notes and under the indenture;

(2) after giving effect to the transaction, no event of default shall have happened and be continuing; and

(3) certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Ireland by Parent or the conveyance, transfer or lease by Parent of its properties and assets substantially as an entity to a person organized other than under the laws of Ireland that Parent shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the redemption price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such taxes not been imposed or levied; except that no such Additional Amounts shall be payable with respect to a payment made to a holder or beneficial owner of a Note:

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for exemption to which it is entitled (but only to the extent it is legally entitled to do so); or

•

that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holders or beneficial owners of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

•

where such withholding or deduction is imposed on a payment to or for an individual and is required to be made pursuant to Council Directive 2003/48/EC on the taxation of savings income or any other directive or law implementing or complying with, or introduced in order to conform to, such Directive, the ECOFIN Council meeting of 26-27 November 2000 or any other law implementing or complying with any arrangement entered into between the EU member states and certain third countries and territories in connection with such Directive (including, for the avoidance of doubt, any replacement directive or law); or

•

that presents such Note for payment (where presentation is required) by or on behalf of the holders of such Note to any Paying Agent if such withholding or deduction of such Taxes could have been avoided by presenting such Note to another Paying Agent in a member state of the European Union;

•

in the case of a payment made by or on behalf of a Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as the Issuer or such Guarantor (pursuant to the applicable notice provision) provides reasonable notice regarding potential United States withholding taxes and requests holders and beneficial owners to provide applicable U.S. tax forms; or

•	any combination of the above.

As used herein and for purposes of this prospectus, any reference to the principal of and interest on the Notes and the redemption price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Guarantees, the Indenture or any other document or instrument referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor of the Issuer or any Guarantor.

Events of Default

Each of the following constitutes an event of default with respect to the Notes under the indenture:

•	a default in payment of interest (including Additional Amounts) on the Notes when due continued for 30 days;

•	a default in the payment of the principal of or premium, if any, on the Notes when due;

•

a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than such series of Notes) continued for 60 days after written notice from the trustee to the Issuer or the holders of 25% or more in principal amount of the Notes outstanding to the Issuer and the trustee, respectively;

•

a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $50 million or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default under this clause;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

If an event of default with respect to any series of Notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of such series of Notes then outstanding (with notice to the trustee) may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to the Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes of such series may, by written notice rescind and annul such acceleration under certain circumstances. See “Modification and Waiver” below.

The Issuer must file annually with the trustee an officers’ certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

The indenture provides that the trustee, within 90 days after knowledge of our occurrence of a default, will send to all holders of the Notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on the Notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

Modification and Waiver

Modification and amendments of the indenture may be made by the Issuer, any Guarantor, and the trustee with the consent of the holders of a majority in principal amount of the outstanding Notes of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	change the stated maturity of the principal of, or any installment of principal of, or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest on, the Notes;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to the Notes; or

•

reduce the percentage in principal amount of outstanding Notes of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Without the consent of any holder of outstanding Notes, the Issuer, any Guarantor, and the trustee may amend or supplement the indenture and each series of Notes to evidence the succession of another person to the Issuer or a Guarantor and the assumption of such successor to the obligations thereof in accordance with the indenture, to add to the covenants of the Issuer or a Guarantor for the benefit of the holders of all or any series, to surrender any right or power conferred upon the Issuer or Guarantor, to add any additional events of default, to secure the Notes, to establish the form or terms of any new series of notes, to cure any ambiguity or inconsistency, to provide for the Notes in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

The indenture with respect to the Notes may be discharged, subject to the terms and conditions as specified herein when:

•	all Notes, with the exceptions provided for in the indenture, of that series have been delivered to the trustee for cancellation;

•	all Notes of that series not theretofore delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the indenture.

The Issuer can terminate all of its obligations under the indenture with respect to the Notes of any series, other than the obligation to pay interest on, premium, if any, and the principal of the Notes of such series and certain other obligations, known as “covenant defeasance”, at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes of such series to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In addition, the Issuer can terminate all of its obligations under the indenture with respect to the Notes of any series, including the obligation to pay interest on, premium, if any, and the principal of the Notes of such series, known as “legal defeasance”, at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes of such series to their maturity, and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that (x) there has been a change in the U.S. federal tax law since the date of the indenture or (y) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, in either case, to the effect that holders and beneficial owners of Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default known to the trustee, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default known to the trustee, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

The indenture also provides the trustee with certain rights and privileges.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

The Depository Trust Company, or DTC, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC sends an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System.

If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the Notes represented by one or more Global Securities and, in such event, will issue individual Notes in exchange for the Global Security or Securities representing the Notes. Also, if an event of default with respect to the Notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, Notes in definitive form in exchange for the Global Security or Securities representing the Notes. Individual Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Neither the Issuer nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(2)	the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Debt” means:

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

(g) to the extent not otherwise included in this definition, hedging obligations of such person.

“Guarantee” means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each of Willis Towers Watson Public Limited Company, an Irish company, Willis Towers Watson Sub Holdings Limited, an Irish Company, Willis Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, Willis North America Inc., a Delaware corporation, WTW Bermuda Holdings Ltd., a company organized and existing under the laws of Bermuda, and any other person that becomes a Guarantor pursuant to the indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Moody’s” means Moody’s Investors Service Inc.

“Permitted Lien” means Liens on the Capital Stock of a Significant Subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Towers Watson Public Limited Company or any other subsidiary of Willis Towers Watson Public Limited Company and provided further that such Debt matures within 180 days from the date such Debt was incurred.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Financial Services LLC.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

CERTAIN MATERIAL INCOME TAX CONSEQUENCES

Irish Taxation

The following is a summary of certain Irish withholding and income tax consequences of guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited in respect of the Notes. It applies to you if you are the absolute beneficial owner of the Notes. The summary does not apply to certain other classes of persons such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and is of a general nature only. Please consult your own tax advisor concerning the tax consequences of owning these Notes in your particular circumstances.

Guarantee Payments

It is possible that Irish withholding tax could apply to guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited. This is because some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation is an interest payment. There is consequently a risk that a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Limited could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied. An exemption may apply if the Notes continue to be listed on the CISX and held in the DTC at the time the guarantee payments are made.

In limited circumstances, a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Limited could alternatively be treated as an “annual payment” for Irish tax purposes. An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example an annuity payment). If a guarantee payment made by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Limited was an “annual payment,” Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Limited (as applicable) would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Irish Income Tax

Guarantee payments by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Limited may be regarded as Irish source income because Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited reside in Ireland. Irish source income is generally subject to Irish tax and there is an obligation to account for any Irish tax on a self-assessment basis. However, if guarantee payments are deemed to be interest payments (as discussed above) arising from an Irish source, you would be exempt from Irish income tax if you are a company which is regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposes a tax that generally applied to interest receivable in that territory by companies from sources outside that territory and in certain other circumstances. If an exemption does not apply or if the guarantee payments were treated to be a form of income other than an interest payment (eg, an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed.

Irish Encashment Tax

If you appoint a person in Ireland to collect payments on the Notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest or guarantee payments. You may claim an exemption from this withholding tax if you are the beneficial owner of the interest or guarantee payments and are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

United Kingdom Taxation

The following summary is based upon UK tax law and HM Revenue & Customs (“HMRC”) practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and may not apply to certain categories of holders of the Notes (such as dealers). The summary relates only to the UK withholding tax treatment of principal and interest payable on the Notes. It does not deal with any other UK tax implications of acquiring, holding or disposing of the Notes, and relates only to the position of holders who are the absolute beneficial owners of the Notes.

Holders of the Notes (or prospective holders of the Notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

UK Withholding Tax

The notes will constitute “Quoted Eurobonds” in those cases where they are listed on a recognized stock exchange and so long as they continue to be so listed. Securities will be treated as listed on a recognized stock exchange if (and only if) they are admitted to trading on that exchange and either they are included in the United Kingdom official list (within the meaning of Part 6 of the Financial Services and Markets Act 2000) in accordance with the provisions of that part or they are officially listed, in accordance with provisions corresponding to those generally applicable in European Economic Area states, in a country outside the United Kingdom in which there is a recognized stock exchange. The CISX has been designated as a recognized stock exchange for these purposes. Whilst the notes are and continue to be Quoted Eurobonds, payments of interest on the notes may be made without deduction or withholding for or on account of United Kingdom income tax irrespective of whether the notes are in global or definitive form.

In all cases falling outside the exemption described above, interest on the notes may fall to be paid under deduction of United Kingdom income tax at the basic rate, currently 20 per cent., subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply.

The Notes may be issued with a premium payable on redemption. The payment of such a redemption premium may be treated as a payment of interest for UK tax purposes and may be subject to the withholding tax treatment.

The references to “interest” above are to “interest” as understood for the purposes of UK tax law. They do not take into account any different definition of “interest” or “principal” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

United Kingdom Tax Payers

Corporate noteholders within the charge to United Kingdom corporation tax will normally recognise any profits, gains or losses on the Notes (including on redemption) for United Kingdom corporation tax purposes under the “loan relationship” rules in Part 5 of the UK’s Corporation Tax Act 2009. Under these rules, all interest, profits, gains and losses (broadly, measured and recognised in accordance with generally accepted accounting practice) are taxed or relieved as income.

Foreign exchange gains and losses on the Notes in respect of corporate noteholders will, generally, fall within the “loan relationship” rules. Accordingly, corporate noteholders within the charge to United Kingdom corporation tax will, generally, be taxed on, or obtain relief for, foreign exchange gains and losses as described above.

Noteholders who are not subject to United Kingdom corporation tax but who are resident for tax purposes in the United Kingdom or who carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable will, generally, be subject to income tax on interest arising in respect of the Notes on a receipts basis.

Interest, discount and premium on the Notes may be subject to United Kingdom income tax or corporation tax by direct assessment even where paid without withholding. However, interest and discount and premium that is received without withholding or deduction for or on account of United Kingdom tax is not chargeable to United Kingdom tax in the hands of a noteholder (other than in the case of certain trustees) who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency, or (in the case of a corporate Noteholder) a United Kingdom permanent establishment, in connection with which the interest and discount and premium is received or to which the Notes are attributable. In such a case, United Kingdom income tax or corporation tax may be levied on the branch, agency or permanent establishment, although there are exceptions for certain types of agent (such as some brokers and investment managers). The provisions of any applicable double tax treaty may be relevant to such a Noteholder

Where interest or premium on the Notes has been paid under deduction of United Kingdom income tax, noteholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double tax treaty.

The provisions relating to the payment of additional amounts referred to in the section entitled “Description of the Notes—Additional Amounts” would not apply if HM Revenue & Customs sought to assess the person entitled to the interest or premium directly to United Kingdom tax. However, exemption from, or reduction of, any such United Kingdom tax liability may be available under an applicable double tax treaty.

The Notes will not constitute “qualifying corporate bonds”. Therefore, a disposal (including redemption) of Notes by a Noteholder who is not within the charge to United Kingdom corporation tax may give rise to a chargeable gain or an allowable loss for United Kingdom tax purposes, depending on the circumstances of the Noteholder. In calculating any gain or loss on a disposal (including redemption) of a Note, sterling values are compared at acquisition and disposal. Accordingly, a taxable profit can arise even where the foreign currency amount received on a disposal (including redemption) is the same as, or less than, the amount paid for the Note.

A transfer of Notes by a non-corporate Noteholder resident or ordinarily resident in the United Kingdom, or who carries on a trade, profession or vocation in the United Kingdom through a permanent establishment to which the Notes are attributable, may give rise to a charge to United Kingdom income tax on an amount representing the interest on the transferred Notes that has accrued since the preceding interest payment date.

Other rules relating to United Kingdom withholding tax

Where notes are to be, or may fall to be, redeemed at a premium, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax as outlined above.

Where interest has been paid under deduction of United Kingdom income tax, Noteholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the notes or any related documentation.

The above description of the United Kingdom withholding tax position assumes that there will be no substitution of the Issuer and does not consider the tax consequences of any such substitution.

European Union Directive on the Taxation of Savings Income

Under Council Directive 2003/48/EC (as amended) on the taxation of savings income (the “Savings Directive”), member states of the European Union have been required to provide to the tax authorities of other member states details of certain payments of interest or similar income paid or secured by a person established in a member state to or for the benefit of an individual resident in another member state or certain limited types of entities established in another member state.

For a transitional period, Austria has been required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The end of the transitional period has been dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories, including Switzerland, have adopted similar measures (a withholding system in the case of Switzerland).

On 10 November 2015, the Council of the European Union adopted a Council Directive repealing the Savings Directive from 1 January 2017 in the case of Austria and from 1 January 2016 in the case of all other Member States (subject to on-going requirements to fulfil administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU).

If a payment were to be made or collected through a member state of the European Union which operates a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax (subject to certain other exceptions) if such withholding or deduction of such Taxes could have been avoided by presenting such Note to another Paying Agent in a member state of the European Union.

Stamp Duty

The transfer (although not the issue) of debt owed by a UK debtor is potentially subject to United Kingdom transfer taxes (stamp duty); however, there are a number of exemptions which may apply, including an exemption for “Loan Capital”. We are not aware of any reason why the Loan Capital exemption should not apply, although holders of the Notes consult their own tax advisor.

Reporting Requirements

The Issuer will need to comply with such account holder reporting requirements as are imposed upon it (in particular in respect of the US Foreign Account Tax Compliance Act (“FATCA”) and/or the UK’s International Tax Compliance Regulations 2015 (the “UK IGA”) (to the extent such regulations relate to FATCA reporting obligations)). As far as the Issuer is aware, it is not currently subject to reporting obligations under FATCA or the UK IGA (in respect of FATCA).

Bermuda Taxation

Currently, there is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by a Bermuda guarantor which is incorporated in Bermuda pursuant to a guarantee.

The Bermuda Government has enacted legislation under which the Minister of Finance is authorized to give an assurance to an exempted company, permit company, exempted partnership or exempted unit trust scheme (each an exempted undertaking) that in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to such entities or any of their operations or their shares, debentures or other obligations, until March 31, 2035. WTW Bermuda Holdings Ltd. has such a tax assurance in place.

United States Taxation

This section describes certain United States federal income tax consequences of the purchase, ownership and disposal of the Notes offered in this offering. It applies to you only if you are a beneficial owner of the Notes that acquires Notes in the offering at the issue price (generally the first price at which a substantial amount of the Notes is sold for cash to investors) and you hold your Notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for United States federal income tax purposes; or

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986 (the “Code”), as amended, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section does not address all aspects of United States taxation that may be applicable to investors in light of their particular circumstances, including the effect of United States federal alternative minimum tax, gift or estate tax laws, or any state or local tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

This section does not address the 3.8% United States federal income tax on investment income of certain United States persons. Investors should consult their own advisors regarding the possible application of this tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning or disposing of these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, of any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and certain other conditions apply.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Additional Payments. In certain circumstances, the Issuer may be obligated or elect to pay amounts in excess of stated principal on the Notes. See “Description of Notes—Optional Redemption” and “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.” The Issuer believes that the possibility of any such payment is remote and therefore the rules governing contingent payment debt instruments should not apply to the Notes. The Issuer’s position is binding on a United States holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The U.S. Internal Revenue Service (the “IRS”), however, may take a different position, which could require a United States holder to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. The discussion herein assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest (including Additional Amounts, if any, and any non-United States taxes withheld on payments of interest or Additional Amounts) on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

Interest income (including Additional Amounts, if any) on a Note generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to United States holders under United States federal income tax laws.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note generally will be its cost. Unless a non-recognition provision applies, you will generally recognize U.S. source capital gain or loss on the sale, exchange, retirement or other taxable disposition of your Note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your Note. Capital gain of a noncorporate United States holder is generally taxed at a reduced rate of taxation where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

This subsection describes the United States federal income tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a Note and are not a United States holder (as described above) or a partnership (including any entity treated as a partnership) for United States federal income tax purposes.

If you are a United States holder, this subsection does not apply to you.

Subject to the discussion below under the caption “Backup Withholding and Information Reporting,” the interest income paid to you in respect of the Notes generally will be exempt from United States federal income taxes and United States withholding tax, unless such income is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment).

If you are a Non-United States holder, subject to the discussion below under the caption “Backup Withholding and Information Reporting,” any gain you realize on a sale of the Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or

•	you are a foreign citizen or permanent resident of the United States subject to certain United States federal income tax laws regarding expatriates.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to payments of principal and interest on a Note, and the proceeds of a sale of a Note, made to United States holders. Backup withholding may apply to such payments or proceeds if the United States holder fails to provide a correct taxpayer identification number and otherwise comply with the applicable backup withholding rules. Non-United States holders and certain other persons that provide an appropriate certification and otherwise qualify for exemption are not subject to backup withholding and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such person’s United States federal income tax liability, if any, and may entitle such person to a refund, provided such holder timely furnishes the required information to the IRS.

Certain United States holders are required to report information to the IRS with respect to their investment in the Notes subject to certain exceptions (including an exception for Notes held through a custodial account with a financial institution). Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

THE IRISH, UNITED KINGDOM, BERMUDA AND UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE IRISH, UNITED KINGDOM, BERMUDA, UNITED STATES FEDERAL OR OTHER TAX LAWS.

UNDERWRITING; CONFLICTS OF INTEREST

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are acting as the representatives of the underwriters and are acting, with Barclays Capital Inc. and Wells Fargo Securities, LLC, as the joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
J.P. Morgan Securities LLC	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
Wells Fargo Securities, LLC
	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the Notes directly to the public at the relevant public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the relevant public offering price less a concession not to exceed     % of the principal amount of the 20     Notes and     % of the principal amount of the 20     Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the 20     Notes and     % of the principal amount of the 20     Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by the Issuer
Per 20 Note	%
Per 20 Note	%

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $             million.

Willis Securities, Inc., also known as Willis Capital Markets & Advisory, an affiliate of the Issuer, is acting as the independent financial advisor in connection with the offering. Willis Securities, Inc. is not acting as an underwriter, syndicate or selling group member or otherwise assisting or participating in the distribution of the Notes offered hereby.

In connection with the offering, the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amounts of the Notes to be purchased by the underwriters in the offering, which creates syndicate short positions. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Certain affiliates of the underwriters have committed amounts to the Credit Facilities as lenders. We intend to use the net proceeds of this offering to repay amounts outstanding under our Parent Revolving Credit Facility and our Parent Bridge Facility. As a result, affiliates of the underwriters will receive a portion of the net proceeds of this offering. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

The Notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus, which will be the              business day following the date of pricing of the notes (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the              succeeding business days will be required, by virtue of the fact that the notes initially will settle T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the              succeeding business days should consult their own advisors.

Conflicts of Interest

Certain affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each an underwriter in this offering, will receive at least 5% of the net proceeds of this offering in connection with the repayment of the Parent Revolving Credit Facility and the Parent Bridge Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121. Because the Notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of Notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/00, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL OPINIONS

The validity of the Notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under English law will be passed upon for us by Weil, Gotshal & Manges (UK). Certain matters of Irish law will be passed upon for us by Matheson. Certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Certain matters of the laws of Bermuda will be passed upon by Appleby (Bermuda) Limited. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

The Issuer is a public limited company organized under the laws of England and Wales. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Limited are companies organized and existing under the laws of Ireland, Willis Netherlands Holdings B.V. is a company organized and existing under the laws of the Netherlands, Willis Investment UK Holdings Limited, TA I Limited and Willis Group Limited are companies organized and existing under the laws of England and Wales and WTW Bermuda Holdings Ltd. is a company organized and existing under the laws of Bermuda (together the “Non-U.S. Guarantors”). Certain of the directors and executive officers of the Issuer and the Non-U.S. Guarantors may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of the Issuer and of the Non-U.S. Guarantors may be located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon the Issuer and the Non-U.S. Guarantors or those nonresident persons or (ii) to enforce against the Issuer and the Non-U.S. Guarantors or nonresident persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus supplement by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K dated March 10, 2016, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting, incorporated in this prospectus supplement by reference from Willis Towers Watson Public Limited Company’s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Towers Watson & Co. as of June 30, 2015 and 2014 and for each of the three years in the period ended June 30, 2015, incorporated in this prospectus supplement by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K filed March 10, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus supplement is a part:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 (the “2015 Form 10-K”) (excluding Item 8 of Part II);

•

Our Current Reports on Form 8-K filed on January 5, 2016, February 8, 2016, March 1, 2016, March 10, 2016 (two of which have a date of report of March 9, 2016 and one of which has a date of report of March 10, 2016 and includes certain information that replaces and supersedes Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2015) and March 17, 2016;

•	Our Current Report on Form 8-K/A, filed on January 8, 2016; and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

PROSPECTUS

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Debt Securities

Preferred Shares

Ordinary Shares

Warrants

Warrant Units

Share Purchase Contracts

Share Purchase Units

Prepaid Share Purchase Contracts

TRINITY ACQUISITION PLC

Debt Securities

WILLIS NORTH AMERICA INC.

Debt Securities

Guarantees of Debt Securities of

Willis Towers Watson Public Limited Company, Trinity Acquisition plc and Willis North America Inc.

We or either of our indirect wholly-owned subsidiaries, Trinity Acquisition plc and Willis North America Inc. (each a “Subsidiary Issuer,” and together the “Subsidiary Issuers”), may offer the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or the Subsidiary Issuers may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in these securities involves risks. See “Risk Factors” on page 4 and the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Willis Towers Watson Public Limited Company’s ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WLTW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and an applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Willis Towers Watson Public Limited Company, the Subsidiary Issuers or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated March 11, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the Subsidiary Issuers may sell any combination of the securities described in this prospectus in one or more offerings. In this section, “we” refers only to Willis Towers Watson Public Limited Company.

This prospectus describes some of the general terms that may apply to the securities that we or the Subsidiary Issuers may offer and the general manner in which the securities may be offered. Each time we or the Subsidiary Issuers sell securities, we or the Subsidiary Issuers will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. Willis Towers Watson Public Limited Company, the Subsidiary Issuers and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material.” A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA.” A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with the additional information described under the heading “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information About Us.”

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the Subsidiary Issuers, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the Subsidiary Issuers are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the Subsidiary Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Willis Towers Watson Public Limited Company or the Subsidiary Issuers directly or through dealers or agents designated from time to time. If Willis Towers Watson Public Limited Company or the Subsidiary Issuers, directly or through agents, solicit offers to purchase the securities, Willis Towers Watson Public Limited Company and the Subsidiary Issuers reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Unless otherwise stated, or the context otherwise requires, references in this prospectus to the “Company,” “Willis Towers Watson Public Limited Company,” “WTW” and “Holdings,” refer to Willis Towers Watson Public Limited Company only and do not include its consolidated subsidiaries. Unless the context otherwise requires or otherwise stated, references to “we,” “us,” “our” and “Willis Towers Watson Group” refer to the Company and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, the benefits of the business combination transaction involving Towers Watson & Co. (“Towers Watson”) and the Company (prior to such business combination), including the combined company’s future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	consolidation in or conditions affecting the industries in which we operate;

•	any changes in the regulatory environment in which we operate;

•	the ability to successfully manage ongoing organizational changes;

•	our ability to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings;

•	the potential impact of the Merger on relationships, including with employees, suppliers, customers and competitors;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	compliance with extensive government regulation;

•	our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses;

•	expectations, intentions and outcomes relating to outstanding litigation;

•	the risk we would be required to increase our financial provision on the Stanford litigation;

•	the risk of material adverse outcomes on existing litigation matters, including without limitation the Stanford litigation;

•	the diversion of time and attention of our management team while the Merger is being integrated;

•	the federal income tax consequences of the Merger and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates;

•	our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•	the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected;

•	our ability to retain and hire key personnel;

•	a decline in defined benefit pension plans;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	failure to protect client data or breaches of information systems;

•	reputational damage;

•	disasters or business continuity problems;

•	doing business internationally, including the impact of exchange rates;

•	clients choosing to reduce or terminate the services provided by us;

•	fluctuation in revenues against our relatively fixed expenses;

•	management of client engagements;

•	technological change;

•	the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	increases in the price, or difficulty of obtaining, insurance; fluctuations in our pension liabilities;

•	loss of, failure to maintain, or dependence on certain relationships with insurance carriers;

•	changes and developments in the United States healthcare system;

•	the availability of tax-advantaged consumer-directed benefits to employers and employees;

•	reliance on third party services;

•	our holding company structure;

•	changes in accounting estimates and assumptions; and

•	changes in the market price of our shares.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

v

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC filings are available to the public over the Internet at the SEC’s site at www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-16503) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 (excluding Item 8 of Part II);

•	Our Current Reports on Form 8-K filed on January 5, 2016, February 8, 2016, March 1, 2016 and March 10, 2016 (two of which have a date of report of March 9, 2016 and one of which has a date of report of March 10, 2016 and includes certain information that replaces and supersedes Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2015);

•	Our Current Report on Form 8-K/A, filed on January 8, 2016; and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Incorporation By Reference.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, Willis Towers Watson Public Limited Company may offer from time to time any of the following securities, either separately or in units with other securities:

•	debt securities;

•	preferred shares;

•	ordinary shares;

•	warrants and warrant units;

•	share purchase contracts and prepaid share purchase contracts; and

•	share purchase units.

In addition, Trinity Acquisition plc or Willis North America Inc. may offer debt securities. Debt securities issued by Willis Towers Watson Public Limited Company may be guaranteed by certain of its direct and indirect subsidiaries, including Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. Debt securities issued by Trinity Acquisition plc or Willis North America Inc. may be guaranteed by certain of their respective direct and indirect parent entities and direct and indirect subsidiaries.

In addition, certain selling stockholders identified in a prospectus supplement may offer and sell these securities, from time to time, on terms described in the applicable prospectus supplement.

Our Business

Willis Towers Watson Group is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Currently, Willis Towers Watson Group has approximately 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

We bring together professionals from around the world—experts in their areas of specialty—to deliver the perspectives that give organizations a clear path forward. We do this by offering risk management, insurance broking, consulting, technology and solutions and private exchanges.

In our capacity as risk advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance with insurance carriers through our global distribution network. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analysis), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account.

In our capacity as a group employee benefits advisor, we provide multiple options on a global basis for large national, regional and global clients to meet their needs for consistency across jurisdictions. Through our group exchanges, unique arrangements with global and regional carriers and individual client assignments, our Health & Benefits unit brings a deep understanding of client priorities, issues, challenges and opportunities to every client assignment and takes a balanced approach to four key drivers: Financial/Cost Management, Employee Appreciation, Resource Management and Global Governance and Oversight.

In our capacity as a consultant, technology and solutions and private exchange company, we help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We focus on delivering consulting services that help organizations anticipate, identify and capitalize on emerging opportunities in human capital management as well as investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals. We operate the largest private Medicare exchange in the United States. Through this exchange, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with retiree healthcare benefits.

We derive the majority of our revenue from commissions and fees for brokerage and consulting services. We do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. No single client represented a significant concentration of our consolidated revenues for any of our three most recent fiscal years.

We and our colleagues serve a diverse base of clients ranging in size from large, major multinational corporations to middle-market companies in a variety of industries, public institutions, and individual clients. Many of our client relationships span decades. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries.

We believe we are one of only a few global advisory, broking and solutions companies in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global needs of many of our clients.

The Registrants

Willis Towers Watson Public Limited Company is the ultimate holding company for the Willis Towers Watson Group. Willis Towers Watson Public Limited Company was incorporated in Ireland on September 24, 2009 under the name Willis Group Holdings Public Limited Company, as a public limited company, for the sole purpose of redomiciling the ultimate parent company from Bermuda to Ireland. On June 29, 2015, Willis Group Holdings Public Limited Company entered into an Agreement and Plan of Merger with Towers Watson, pursuant to which Towers Watson became a subsidiary of Willis Group Holdings Public Limited Company (the “Merger”). The Merger was completed on January 4, 2016 and in connection with the Merger, Willis Group Holdings Public Limited Company changed its name to “Willis Towers Watson Public Limited Company.”

Each of Willis Towers Watson Sub Holdings Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, WTW Bermuda Holdings Ltd., Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Limited, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, WTW Bermuda Holdings Ltd., which was incorporated in Bermuda on August 26, 2015, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we and each of our subsidiary registrants utilize the offices of Willis Group Limited as our and their principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends are set forth on page 4 under the heading, “Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Share Dividends.”

RISK FACTORS

Before you invest in these securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016, which is incorporated by reference into this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table shows the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends of Willis Towers Watson Public Limited Company and its subsidiaries on a consolidated basis for the five most recent fiscal years ended December 31, 2015.

	Year Ended December 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	2.9x	4.0x	4.0x	(1.0	)x	2.2x
Ratio of earnings to combined fixed charges and preferred share dividends(1)	2.9x	4.0x	4.0x	(1.0	)x	2.2x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million and fixed charges and preferred stock dividends was $334 million.

For the purposes of calculating each of the consolidated ratios above, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include using the funds for working capital, repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred shares, ordinary shares, warrants, warrant units, share purchase contracts, share purchase units or prepaid share purchase contracts that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any selling securityholders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or a combination thereof on a continuous or delayed basis. Also, Willis Securities, Inc., also known as Willis Capital Markets & Advisory, an affiliate of Willis Towers Watson Public Limited Company and its subsidiaries, may act as a transaction advisor or underwriter of these securities, in which case the offering of our securities will be conducted in accordance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K dated March 10, 2016, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting from Willis Towers Watson Public Limited Company’s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Towers Watson & Co. as of June 30, 2015 and 2014 and for each of the three years in the period ended June 30, 2015, incorporated in this prospectus by reference from Willis Towers Watson Public Limited Company’s Current Report on Form 8-K filed March 10, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Bermuda law will be passed upon for us by Appleby (Bermuda) Limited. Unless otherwise indicated in the applicable prospectus supplement, certain matters of English law will be passed upon for us by Weil, Gotshal & Manges LLP (UK). Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

Trinity Acquisition plc

$                    % Senior Notes due 20

$                    % Senior Notes due 20

PROSPECTUS SUPPLEMENT

, 2016

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

SunTrust Robinson Humphrey

Barclays

Wells Fargo Securities

Financial Advisor

Willis Capital Markets & Advisory